As Filed with the Securities and Exchange Commission on July 13, 2007

Registration No. 333-111190

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENESIS HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	20-0023783
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

101 East State Street Kennett Square, PA	19348
(Address of Principal Executive Offices)	(Zip Code)

GENESIS HEALTHCARE CORPORATION 401(K) PLAN

GENESIS HEALTHCARE CORPORATION 401(K) PLAN FOR COLLECTIVE BARGAINING UNIT EMPLOYEES

GENESIS HEALTHCARE CORPORATION UNION 401(K) PLAN
(Full title of the Plans)

George V. Hager, Jr.
Chief Executive Officer
101 East State Street, Kennett Square, PA 19348
(Name and address of agent for service)

(610) 444-6350
(Telephone number, including area code, of agent for service)

Copies to:

Richard J. McMahon, Esquire
Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
(215) 569-5500
Facsimile: (215) 569-5555

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement is being filed solely to remove from registration securities that were registered and will not be issued in connection with the Registrant’s offering.

The Form S–8 Registration Statement (Registration No. 333–111190) (the “Registration Statement”) of Genesis HealthCare Corporation, a Pennsylvania corporation (“GHC”), pertaining to the registration of 46,000 shares of GHC common stock, $0.01 par value per share, consisting of 40,000 shares issuable pursuant to the GHC 401(k) Plan, 1,000 shares issuable pursuant to the GHC 401(k) Plan for Collective Bargaining Unit Employees and 5,000 shares issuable pursuant to the GHC Union 401(k) Plan to which this Post–Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on December 15, 2003.

Reference is made to the Merger Agreement, dated as of January 15, 2007, as amended (the “Merger Agreement”), by and among GHC, FC-GEN Acquisition, Inc. (“Parent”) and GEN Acquisition Corp., a wholly owned subsidiary of FC-GEN Acquisition, Inc (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into GHC (the “Merger”), with GHC surviving the Merger as a wholly owned subsidiary of Parent, and all shares of GHC common stock outstanding at the Effective Time (as defined below) will be converted into the right to receive $69.35 per share in cash.

On May 30, 2007, GHC held its annual meeting of shareholders at which GHC shareholders approved the adoption of the Merger Agreement. The Merger will become effective at 2:00 p.m. on July 13, 2007 upon the filing of Articles of Merger with the Commonwealth of Pennsylvania (the “Effective Time”).

As a result of the Merger, GHC has terminated all offerings of GHC common stock pursuant to its existing registration statements as of the Effective Time, including the Registration Statement.  In accordance with an undertaking made by GHC in the Registration Statement to remove from registration, by means of a post–effective amendment, any shares of GHC common stock which remain unsold at the termination of the offering, GHC hereby removes from registration all shares of GHC common stock registered under the Registration Statement which remain unsold as of the Effective Time.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.	EXHIBITS.

24.1	Power of Attorney (Previously filed and incorporated by reference from the Registration Statement on Form S-8 filed on December 15, 2003).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, Commonwealth of Pennsylvania, on July 13, 2007.

GENESIS HEALTHCARE CORPORATION

By:	/s/ George V. Hager, Jr.
George V. Hager, Jr.
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons, in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ George V. Hager, Jr.	Chief Executive Officer (Principal	July 13, 2007
George V. Hager, Jr.	Executive Officer) and Chairman

*	Director	July 13, 2007
John F. DePodesta

Director
Robert H. Fish

*
J. Michael Gallagher	Director	July 13, 2007

Kevin M. Kelley	Director

*
Charles W. McQueary	Director	July 13, 2007

*
Charlene Connolly Quinn	Director	July 13, 2007

*		July 13, 2007
Terry Allison Rappuhn	Director

July 13, 2007
*	Chief Financial Officer (Principal
James V. McKeon	Financial Officer)

Vice President, Corporate Controller and
/s/ Thomas DiVittorio	Chief Accounting Officer	July 13, 2007
Thomas DiVittorio	(Principal Accounting Officer)

*By:	/s/ George V. Hager, Jr.
George V. Hager, Jr., attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, Commonwealth of Pennsylvania, on July 13, 2007.

GENESIS HEALTHCARE CORPORATION 401(k) PLAN

By:  GENESIS HEALTHCARE CORPORATION

                as administrator

By:	/s/ George V. Hager, Jr.
Name:	George V. Hager, Jr.
Title:	Chief Executive Officer

GENESIS HEALTHCARE CORPORATION 401(K) PLAN FOR

COLLECTIVE BARGAINING UNIT EMPLOYEES

By:  GENESIS HEALTHCARE CORPORATION

                as administrator

By:	/s/ George V. Hager, Jr.
Name:	George V. Hager, Jr.
Title:	Chief Executive Officer

GENESIS HEALTHCARE CORPORATION UNION 401(K) PLAN

By:  GENESIS HEALTHCARE CORPORATION

as administrator

By:	/s/ George V. Hager, Jr.
Name:	George V. Hager, Jr.
Title:	Chief Executive Officer